EXHIBIT 4.6

SUPPLEMENT 1 TO CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

Name: _______________________________	Copy No.: ___________________________

$40,000,000
or 57,142,857 Shares

of

Common Stock

Par Value $0.001 Per Share

THIS SUPPLEMENT 1 TO CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM MAY NOT BE SHOWN OR GIVEN TO ANY PERSON OTHER THAN THE PERSON WHOSE NAME APPEARS ABOVE AND MAY NOT BE PRINTED OR REPRODUCED IN ANY MANNER WHATSOEVER.  FAILURE TO COMPLY WITH THIS DIRECTIVE CAN RESULT IN A VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, INCLUDING REGULATION FD.  ANY FURTHER DISTRIBUTION OR REPRODUCTION OF THIS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM, IN WHOLE OR IN PART, OR THE DISCLOSURE OF ANY OF ITS CONTENTS BY AN OFFEREE IS UNAUTHORIZED.

Dahlman Rose & Company, LLC

AS PLACEMENT AGENT

SUPPLEMENT 1 TO CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

June 2, 2008

By accepting the information contained within this supplement 1 to confidential private placement memorandum, the recipient acknowledges its express oral agreement with Deep Down, Inc. and the placement agent to maintain in confidence such information.  Deep Down, Inc. and the placement agent have caused these materials to be delivered to you in reliance upon your agreement to maintain the confidentiality of this information and upon Regulation FD promulgated by the Securities and Exchange Commission (the "Commission").

DEEP DOWN, INC.
_________________

UP TO $40,000,000

OR 57,142,857 SHARES OF COMMON STOCK
_________________

PRIVATE PLACEMENT

TO SELECTED

ACCREDITED INVESTORS
__________________

This supplement 1 to confidential private placement memorandum supplements and amends the confidential private placement memorandum, dated May 16, 2008 ("Memorandum") relating to the sale by Deep Down of shares of its common stock.  It should be read in connection with the Memorandum.

The Memorandum is hereby amended and supplemented as follows:

1. Cover page and page following cover page	All references to the number of shares of common stock being offered and sold in this offering are changed to 57,142,857 shares of common stock.

2. Exhibit A	Exhibit A to the Memorandum, the Purchase Agreement, including all Appendices, Exhibits and Schedules, is hereby replaced in its entirety by Exhibit A hereto.

3. Business
P. 9:  Flotation Technologies’ drilling riser product is marketed under the name CoreTec™.  Flotation Technologies has just completed a $4.1 million contract for syntactic foam drilling risers that will be used to dress the drilling risers for an offshore drilling rig.

4. Risk Factors: The loss of a significant customer could have an adverse impact on our financial results.	During the 12 months ended March 31, 2008, our top 5 customers represented approximately 31% of total revenues, with our largest customer accounting for more than 6.9% of our total revenues.

5. Summary of Offering	The Summary of Offering is amended to be and read as follows:

SUMMARY OF OFFERING

Issuer	Deep Down, Inc.

OTC BB Stock Market Symbol	DPDW

Securities Offered	Common Stock, par value $0.001 per share.

Offering	Private placement of up to 57,142,857 shares of common stock offered by us to accredited investors within the meaning of Regulation D under the Securities Act of 1933.

Offering Amount	Up to $40,000,000

Offering Price	$0.70 per share

Registration Rights
Resales by investors of shares purchased in this offering are to be covered by a resale registration statement on the appropriate form, which we will agree to file with the SEC within 45 days following the closing of this offering.  The Company shall use its best efforts to respond to all SEC comments and to cause such registration statement to become effective within 90 days of the closing of this Offering.

Placement Agent	Dahlman Rose & Company, LLC

Shares Outstanding as of March 28, 2008(1)	115,846,019 shares

Shares Outstanding as of May 14, 2008, as adjusted (1)(2)	172,988,876 shares (giving effect to maximum of 57,142,857 shares sold pursuant to this offering).

Placement Procedure
Interested investors will be asked to execute purchase agreements with us.  The closing for the sale of shares under those purchase agreements will occur concurrently with or shortly after their execution.

Additional Information	Our Purchase Agreement is included as an attachment to this Supplement 1 to Memorandum.

____________________________
(1)           Excludes (i) an aggregate of 8,125,000 shares of common stock issuable upon exercise of options outstanding at May 16, 2008 and (ii) an aggregate of 5,399,397 shares of common stock issuable upon exercise of warrants outstanding at May 16, 2008, both under our 2003 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan.  Of the total number of shares issuable upon exercise of outstanding options and warrants under our plan, 175,000 shares are issuable upon exercise of options having an exercise price ranging from $0.30-$0.49 per share, 4,175,000 shares are issuable upon exercise of options having an exercise price ranging from $0.50-$0.69 per share, 425,000 shares are issuable upon exercise of options having an exercise price ranging from $0.70-$0.99 per share, 350,000 shares are issuable upon exercise of options having an exercise price ranging from $1.00-$1.29 per share, and 3,000,000 shares are issuable upon exercise of options having an exercise price ranging from $1.30-$1.50.  Of the total number of shares issuable upon exercise of outstanding options and warrants under our plan, 4,960,585 shares are issuable upon exercise of warrants having an exercise price of $0.51 per share, 320,000 shares are issuable upon exercise of warrants having an exercise price of $0.75 per share, and 118,812 shares are issuable upon exercise of warrants having an exercise price of $1.01 per share.
(2)           Assumes 57,142,857 shares of Common Stock offered hereby are sold.  Excludes (i) an aggregate of 600,000 shares of common stock issuable upon exercise of options, exercisable at a price equal to the price per share on the date of closing, required to be granted upon closing of acquisition of the Flotation Technologies, Inc. (simultaneous with closing of this offering) and (ii) an aggregate of 200,000 shares of common stock issuable upon exercise of warrants, exercisable at a price of $0.70 per share, required to be granted upon closing of acquisition of the Flotation Technologies, Inc.